Exhibit 99.1

F-star Therapeutics Reports Full-Year 2021 Financial Results and Provides Corporate Update

Multiple Clinical Program Updates Expected in 2022

Continued Expansion of Leading Bispecific Antibody IP Estate

Two New Significant Partnerships with Janssen and AstraZeneca

Company to Host Conference Call Today at 9 a.m. EST

CAMBRIDGE, United Kingdom and CAMBRIDGE, Mass., March 14, 2022 (GLOBE NEWSWIRE) -- F-star Therapeutics, Inc. (NASDAQ: FSTX), a clinical-stage biopharmaceutical company dedicated to developing next generation immunotherapies to transform the lives of patients with cancer, today announced full-year 2021 financial results and will provide a corporate update.

“Bispecifics have come of age, and F-star is exceptionally well positioned in this field with our unique tetravalent bispecific platform,” said Eliot Forster, Chief Executive Officer of F-star Therapeutics. “With all four of our clinical programs poised to generate clinical data later this year, F-star is now entering a period with multiple, data-driven inflection points, each of which has the potential to be transformative to our company. Reaching these important readouts is possible as a result of diligence, tenacity and execution by the F-star team. During 2021, we successfully navigated the challenges of COVID-19 to advance our clinical programs, secured two new partnerships, closed a significant financing, strengthened our patent portfolio, and added even more depth and experience to our leadership team. We want to thank investors, our staff, partners and patients and look forward to continuing our important work together this year and beyond.”

Highlights:

FS222 Trial-in-Progress update at ESMO Immuno-Oncology Congress 2021: The clinical study (Part A) comprised an Accelerated Dose Titration (ADT) component, followed by a 3+3 dose escalation and dose-expansion cohorts. FS222 targets CD137 (4-1BB) and PD-L1 in patients with advanced malignancies. Part B consists of tumor-specific efficacy expansion cohorts. The ADT component of Part A was completed successfully, and identification of optimal patient groups, dose and schedule is ongoing. FS222 is a potentially best in class bispecific antibody targeting CD137 and PD-L1 and is designed to improve treatment outcomes in patients with cancer, including those with low PD-L1 tumors. FS222 is currently in Part A of a Phase 1 study that will assess safety, PK/PD, biomarkers and preliminary efficacy.

FS120 poster presented at the Society for Immunotherapy of Cancer (SITC) 2021 Conference highlighting the benefits of triple immune activation: FS120 in combination with anti-PD-1 (pembrolizumab) was shown to enhance T cell activity in multiple human primary immune assays. In combination with an anti-PD-1, FS120 surrogate increased antitumor efficacy in a mouse tumor model with pharmacodynamic changes related specifically to T cell activation, when compared to monotherapies supporting the development of FS120 in combination with Keytruda in patients with cancers that are resistant to checkpoint inhibitor therapy. FS120 is a first-in-class conditional OX40/CD137 (4-1BB) dual stimulator bispecific antibody which has been designed to improve check point inhibitor (CPI) and chemotherapy outcomes. FS120 is currently in Part A of a Phase 1 trial as a monotherapy in patients with solid tumors to determine the optimal pharmacologically active dose. Part B of the Phase 1 study will evaluate FS120 in combination with Merck’s KEYTRUDA® (pembrolizumab) and will assess safety, PK/PD, and biomarker data.

Further strengthening of patent protection with the issuance of U.S. Patent to protect FS118: United States Patent and Trademark Office (USPTO) has granted a patent protecting the composition of matter of FS118, a tetravalent bispecific antibody which blocks PD-L1 and LAG-3 receptors. U.S. Patent No. 11,214,620 is entitled “Binding Molecules Binding PD-L1 and LAG-3“and is expected to provide F-star with exclusivity for FS118 until at least August 2038.

Additional partnership validation and potential revenue through Merck KGaA, Darmstadt, Germany exercising a Fourth Licensing Option: Under the terms of the agreement, Merck KGaA, Darmstadt, Germany will be responsible for all future development and commercialization costs of the bispecific program and will pay future success-based milestones and royalties on any net sales resulting from programs covered by the agreement.

License Agreement with Janssen to Develop and Commercialize Multiple Next Generation Bispecific Antibody Therapeutics: Under the terms of the agreement, F-star will grant Janssen a worldwide, exclusive royalty-bearing license to research, develop, and commercialize up to five novel bispecific antibodies directed to Janssen therapeutic targets using F-star’s proprietary Fcab™ and mAb2™ platforms. Janssen will be responsible for all research, development, and commercialization activities under the agreement. F-star is entitled to receive potential future milestones of up to $1.35 billion.

Anticipated Program Milestones:

In 2022:

•	A clinical efficacy readout of FS118 in PD-1 acquired resistance head and neck cancer patients who have failed checkpoint therapies.

•	Clinical update on FS222 Phase 1 trial.

•	Program update on the Phase 1 trial of FS120.

•	FS120 trial part B initiation, in combination with Merck’s pembrolizumab.

•	Program update of the dose-escalation study of SB 11285, a next-generation intravenously administered novel STING agonist.

Full-Year 2021 Financial Update

Cash Position

Cash and cash equivalents totalled $78.5M for the year ended December 31, 2021, compared to $18.5M for the year ended December 31, 2020. The increase in cash and cash equivalents was driven primarily by proceeds from our ATM and equity financing, debt financing and collaboration revenue, offset by the Company’s operational needs during 2021.

R&D Expense

R&D expense was $28.8M for the year ended December 31, 2021, compared to $14.1 M for the 2020 year-end. The increase in R&D expense was due primarily to the expansion of our FS118 clinical trial into acquired resistance head & neck patients, as well as our CPI naïve trial in NSCLC and DLBCL, a full year of spend on the mono and combo SB11285 clinical trial, and continued progression of our FS120 and FS222 clinical programs.

G&A Expense

G&A expenses were $23.1M for the year ended December 31, 2021, compared to $19.5M for the full year 2020. This increase is primarily due to a $2.4M increase in stock-based compensation expense, $1.6M increase in public company Directors & Officers insurance for a full year, $1.0M in facilities and IT costs, offset by a $1.4M reduction in legal and professional fees and G&A staff costs.

Net Loss Attributable to Common Shareholders

Net loss attributable to common shareholders was $31.3million or ($1.88) per share, for the year ended December 31, 2021, as compared to a net loss of $25.6 million or ($9.69) per share for the year ended December 31, 2020.

Conference Call and Webcast

F-star will host a conference call today, March 14, 2021, beginning at 9:00 a.m. EST.

To access the call, participants may join via a live webcast on the Investors & News section of the F-star Therapeutics website, under Events and Presentations. To join by phone, participants may dial the following numbers at least 10 minutes prior to the start of the call:

US/Canada:	1-833-471-0868
International:	1-914-987-7751
United Kingdom:	800 0288438 or 0203 1070289

A replay of the conference call will be available for 90 days from the call and may be accessed in the Investors & News/Events and Presentations section on the F-star Therapeutics website.

About F-star Therapeutics, Inc.

F-star Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to developing next generation immunotherapies to transform the lives of patients with cancer. F-star is pioneering the use of tetravalent (2+2) bispecific antibodies to create a paradigm shift in cancer therapy. The Company has four second-generation immuno-oncology therapeutics in the clinic, each directed against some of the most promising IO targets in drug development, including LAG-3 and CD137. F-star’s proprietary antibody discovery platform is protected by an extensive intellectual property estate. F-star has over 500 granted patents and pending patent applications relating to its platform technology and product pipeline. The Company has attracted multiple partnerships with biopharma targeting significant unmet needs across several disease areas, including oncology, immunology, and CNS.

For more information visit our website and follow us on LinkedIn and Twitter.

FORWARD LOOKING STATEMENTS

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. F-star undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” or the negative of these terms or other comparable terminology, which are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, the cash balances of F-star, the ability of F-star to remain listed on the Nasdaq Capital Market, F-star’s status as a clinical stage immuno-oncology company and its need for substantial additional funding in order to complete the development and commercialization of its product candidates, that F-star may experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates, that F-star’s clinical trials may fail to adequately demonstrate the safety and efficacy of its product candidates, that preclinical drug development is uncertain, and some of F-star’s product candidates may never advance to clinical trials, that results of preclinical studies and early stage clinical trials may not be predictive of the results of later stage clinical trials, that F-star relies on patents and other intellectual property rights to protect its product candidates, and the enforcement, defense and maintenance of such rights may be challenging and costly, and that F-star faces significant competition in its drug discovery and development efforts.

New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in F-star’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this communication are based on information available to F-star as of the date of this communication. F-star does not assume any obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For investor inquiries:

Lindsey Trickett

VP Investor Relations & Communications

+1 240 543 7970

lindsey.trickett@fstar.com

John Fraunces

Managing Director

LifeSci Advisors LLC

+1 917 355 2395

jfraunces@lifesciadvisors.com

For media inquiries:

Helen Shik

Shik Communications LLC

+1 617-510-4373

helen@shikcommunications.com

F-star Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2021	2020
Cash and cash equivalents	$78,549	$18,526
Prepaid and other current assets	6,190	7,539
Other assets	38,282	37,544

Total assets	$123,021	$63,609

Current liabilities	$12,135	$16,977
Other liabilities	14,029	3,638

Total liabilities	26,164	20,615

Total stockholder’s equity	96,857	42,994

Total liabilities and stockholders’ equity	$123,021	$63,609

F-star Therapeutics, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2021	2020
License revenue	$21,167	$11,256
Operating expenses:
Research and development	28,750	14,128
General and administrative	23,131	19,513

Total operating expenses	51,881	33,641

Loss from operations	(30,714)	(22,385)
Other non-operating (expense) income:
Other income	1,240	152
Interest expense	(844)	(1,001)
Change in fair value of contingent value rights	(1,337)	—
Change in fair value of convertible debt	—	(2,386)

Total other non-operating (expense) income, net	(941)	(3,235)

Net loss before income taxes	(31,655)	(25,620)
Income tax benefit	372	1

Net loss	(31,283)	(25,619)

Basic and diluted adjusted net loss per common shares	$(1.88)	$(9.69)

Weighted-average number of common shares outstanding, basic and diluted	16,647,481	2,643,175